Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bloomin’ Brands, Inc. for the registration of common shares and to the incorporation by reference therein of our report dated January 8, 2014, with respect to the consolidated financial statements of PGS Consultoria e Serviços Ltda. appearing in its Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on January 17, 2014.

/s/ Ernst & Young Auditores Independentes S.S.

Sao Paulo, Brazil

February 28, 2014